ABM REPORTS FOURTH QUARTER AND FULL FISCAL 2025 RESULTS AND PROVIDES FISCAL 2026 OUTLOOK

Excluding prior year self-insurance adjustments, organic growth, adjusted EPS and adjusted EBITDA exceed management expectations

•
Fourth quarter revenue was a record $2.3 billion, an increase of 5.4% over the prior year, with organic growth of 4.8% contributing meaningfully to overall performance
•
Net income for the quarter totaled $34.8 million, or $0.56 per diluted share, improving from a net loss of $(11.7) million, or $(0.19) per share, a year ago
•
Adjusted diluted EPS was $0.88, which includes a $(0.26) impact from prior year self-insurance adjustments, versus $0.88 last year, which included a $(0.02) impact
•
Adjusted EBITDA for the quarter was $124.2 million, which incorporates a $(22.2) million pre-tax impact from prior year self-insurance adjustments; this compares with $125.6 million last year, which included a $(2.4) million pre-tax impact
•
The Company repurchased $73.0 million of common stock during the quarter and $121.3 million for the full year, reducing its outstanding share count by 4%
•
The Board approved a 9% increase to the quarterly dividend, after the quarter closed, raising the dividend to $0.29 per common share and marking the 58th consecutive year of annual dividend increases
•
Full year fiscal 2025 new sales bookings reached a record $1.9 billion
•
For fiscal 2026, adjusted EPS is projected to be in range of $3.85 to $4.15(1), excluding the impact of any potential positive or negative prior year self-insurance adjustment

NEW YORK, NY - December 17, 2025 - ABM (NYSE: ABM), a leading provider of facility, engineering, and infrastructure solutions, today announced financial results for the fourth quarter and full year ended October 31, 2025.

“ABM finished the year on a high note with record quarterly revenue, supported by 4.8% organic growth. Excluding prior year self-insurance adjustments, fourth quarter adjusted EPS, adjusted EBITDA and adjusted EBITDA margin all exceeded our expectations, reflecting strong volume, favorable mix, and the benefits of our cost discipline and restructuring actions. Our performance was led by exceptional results in Technical Solutions, where the team successfully delivered numerous projects in a complex construction environment. Aviation and Manufacturing & Distribution also posted strong revenue growth, each benefiting from recent client wins and customer expansions, while Business & Industry and Education generated improved margins, demonstrating the resiliency of their end markets and continued focus on operational efficiency," said Scott Salmirs, President and Chief Executive Officer. "We also repurchased $73.0 million of shares in the fourth quarter and $121.3 million for the full year, underscoring our unwavering conviction in ABM’s multi-year growth path and the strategic investments we are making to expand our capabilities and competitive position.”

“Our fourth quarter results capped an outstanding year for ABM, marked by record full year revenue of $8.7 billion and a record $1.9 billion in new sales bookings,” continued Mr. Salmirs. “We advanced several key strategic initiatives in 2025, including meaningful investments in AI and continued strong progress on our ERP implementation following a challenging start. Building on the progress we have been making, we separately announced an agreement to acquire WGNSTAR today. We expect the transaction to further strengthen our position in the fast-growing semiconductor market, expand our technical capabilities in fabrication environments and position ABM to capitalize on accelerating U.S. semiconductor onshoring trends. We also secured one of the largest Aviation awards in ABM history at a major gateway airport, which is expected to generate significant annual revenue when it comes online in calendar 2026. Together, these achievements reflect the great work of our team and our ability to execute at a high level in a challenging macro environment.”

Mr. Salmirs concluded, “As we look ahead to fiscal 2026, we are encouraged by healthy demand across our key end markets, particularly within Technical Solutions, Aviation and Manufacturing & Distribution. With a record year for new sales bookings in 2025, a major new Aviation win and a strong backlog, we expect another solid year of organic revenue growth. In addition, our restructuring actions, disciplined cost management and 2025 share repurchases are enhancing the earnings power of the enterprise. With these tailwinds, we expect adjusted EPS in fiscal 2026 to be in the range of $3.85 to $4.15(1) , excluding the impact of any potential positive or negative prior year self-insurance adjustment, and organic revenue growth is forecasted to be 3% to 4%.”

Fourth Quarter Fiscal 2025 Results

The Company reported record revenue of $2.3 billion, up 5.4% over the prior year period, including organic growth of 4.8% and an additional contribution from acquisitions. Revenue growth was led by Technical Solutions (“ATS”) and Manufacturing & Distribution ("M&D"), which grew 16% and 8%, respectively. Strong ATS performance was driven primarily by a significant year-over-year increase in microgrid project activity, while M&D's growth was supported by new client wins and expansions. Aviation grew 7% benefitting from healthy market demand and recent contract wins, while Business & Industry (“B&I”) and Education each delivered 2% revenue growth.

Net income was $34.8 million, or $0.56 per diluted share, compared to a net loss of $(11.7) million, or $(0.19) per share in the prior year period. The year-over-year improvement primarily reflects a $61.3 million year over year benefit resulting from the absence of the large contingent consideration adjustment related to the Ravenvolt acquisition recorded in the prior year period, as well as higher segment operating earnings, largely driven by strong ATS performance. These benefits were partially offset by a $(15.8) million negative impact from prior year self-insurance adjustments recognized in the current period and $(9.5) million of previously communicated restructuring costs. Net income margin was 1.5% compared to -0.5% in the prior year period.

Adjusted net income was $54.7 million, or $0.88 per diluted share, compared to $55.8 million, or $0.88 per diluted share, in the prior year period. This year-over-year change primarily reflects a $(15.8) million negative impact from prior year self-insurance adjustments recognized in a current period and higher interest expense, largely offset by higher segment earnings, including the benefits of restructuring actions.

Adjusted EBITDA was $124.2 million and adjusted EBITDA margin was 5.6%, compared to $125.6 million and 6.0%, respectively, in the prior year period. Current results were adversely affected by the negative pre-tax impact of a prior year self-insurance adjustment of $(22.2) million, which reduced adjusted EBITDA margin by approximately 100 basis points. Prior period adjusted EBITDA included a $(2.4) million pre-tax prior year self-insurance adjustment. Adjusted results exclude items impacting comparability and a description of these items can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net cash provided by operating activities was $133.4 million, and free cash flow was $112.7 million, compared to $30.3 million and $15.5 million, respectively, in the prior year period. These results primarily reflects continued progress in the implementation of the Company's enterprise resource planning ("ERP") system, which drove sequential improvements in working capital management. A reconciliation of free cash flow to net cash provided by operating activities can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Full Year Fiscal 2025 Results

For fiscal 2025, the Company reported record revenue of $8.7 billion, an increase of 4.6% over the prior year, comprised of 3.8% organic growth and 0.8% from acquisitions. All segments delivered organic revenue growth, led by 10% in Technical Solutions and 8% in Aviation. Manufacturing & Distribution grew 4%, driven by new clients and expansions that ramped up in the back half of the year, while Business & Industry and Education each delivered 2% revenue growth, supported by client diversification and the resilient nature of their respective markets.

Net income was $162.4 million, or $2.59 per diluted share, as compared to $81.4 million, or $1.28 per diluted share in the prior year. The year-over-year improvement primarily reflects a net benefit of $97.2 million resulting from the absence of large contingent consideration adjustments related to the Ravenvolt acquisition recorded in the prior year, along with higher segment operating earnings. These benefits were partially offset by increased corporate investments, higher interest expense, and $(9.7) million of previously communicated restructuring costs. Net income margin was 1.9% versus 1.0% in the prior year.

Adjusted net income was $215.8 million, or $3.44 per diluted share, compared to $212.6 million, or $3.34 per diluted share in the prior year. The increase in adjusted net income primarily reflects higher segment operating earnings, partially offset by increased corporate investments and higher interest expense. Adjusted earnings per share also benefited from a lower share count resulting from the Company's share repurchase activities.

Adjusted EBITDA was $496.6 million, compared to $477.7 million in the prior year. Adjusted EBITDA margin was 5.9%, versus 5.9% last year. Adjusted results exclude items impacting comparability. A description of these items can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net cash provided by operating activities was $234.4 million, and free cash flow was $155.1 million, compared to $226.7 million and $167.3 million, respectively, in the prior year. A reconciliation of free cash flow to net cash provided by operating activities can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity & Share Repurchases

The Company ended the quarter with total indebtedness of $1,607.5 million, including $23.5 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility, of 2.7x. The Company had available liquidity of $681.6 million, inclusive of cash and cash equivalents of $104.1 million.

During the fourth quarter, the Company repurchased 1.6 million shares of common stock at an average price of $45.84, for a total cost of $73.0 million. For the full fiscal year, the Company repurchased 2.6 million shares at an average price of $47.35, for a total cost of $121.3 million, reducing its outstanding share count by 4%. At year-end, the Company had $183 million of remaining availability under its share repurchase program.

Quarterly Cash Dividend

After the quarter closed, ABM's Board of Directors approved a quarterly cash dividend of $0.29 per common share, representing a 9% increase over the prior quarterly cash dividend of $0.265 per common share. The increased dividend is payable on February 2, 2026, to shareholders of record on January 14, 2026. This increase represents the 58th consecutive year of ABM raising its annual dividend and reflects the Board's continued confidence in the Company's cash generative business model and commitment to delivering long-term total shareholder return.

Outlook

Looking ahead to fiscal 2026, ABM expects solid performance with organic revenue growth of 3% to 4%, driven by healthy demand across its end markets, particularly within Technical Solutions, Aviation, and Manufacturing & Distribution. The WGNSTAR acquisition is anticipated to contribute an additional point of growth, bringing total expected revenue growth for 2026 to approximately 4% to 5%. Segment operating margin, defined as total segment operating profit, divided by total revenue, is projected to be between 7.8% and 8.0%, reflecting the Company's continued focus on operational efficiencies and the benefits of recent restructuring actions. Adjusted EPS is expected to be in the range of $3.85 to $4.15(1), before any impact from prior-year self-insurance adjustments, with interest expense of $95 million to $105 million and a normalized tax rate of 29% to 30%, excluding discrete and non-taxable items.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS in 2026 without unreasonable effort due to the uncertainty of timing of any gains or losses related to, but not limited to, items such as changes in the fair value of contingent consideration, acquisition and integration related costs, as well as legal costs and other settlements. Although we have attempted to estimate the amount of gains and losses of such items for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, December 17, 2025, at 8:30 AM (ET) to discuss its fourth quarter and full-year 2025 financial results and the agreement to acquire WGNSTAR. The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through December 31, 2025, and can be accessed by dialing (844) 512-2921 and then entering ID #13756542. A replay link of the webcast will also be archived on the ABM website for 90 days.

(1) When the company provides expectations for adjusted EPS on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measure generally is not available without unreasonable effort. In addition, expectations for adjusted EPS do not give effect to any potential positive or negative prior year self-insurance adjustments. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and more efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our strategic initiatives, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial conditions; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may not realize the growth opportunities and synergies that are anticipated from the WGNSTAR acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the fourth quarter and full fiscal years 2025 and 2024. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and full fiscal years 2025 and 2024. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. The Company has also presented forward-looking information with respect to adjusted EPS. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EPS to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME (LOSS) STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 2,295.3	$ 2,177.3	5.4%
Operating expenses	2,025.1	1,905.2	6.3%
Selling, general and administrative expenses	176.0	239.0	(26.4) %
Restructuring and related expenses	13.1	—	NM*
Amortization of intangible assets	12.7	13.9	(9.0) %
Operating profit	68.4	19.2	NM*
Income from unconsolidated affiliates	1.2	1.8	(31.7) %
Interest expense	(24.3)	(21.8)	(11.2) %
Income (loss) before income taxes	45.3	(0.8)	NM*
Income tax provision	(10.5)	(10.9)	3.6%
Net income (loss)	34.8	(11.7)	NM*
Net income (loss) per common share
Basic	$ 0.57	$ (0.19)	NM*
Diluted	$ 0.56	$ (0.19)	NM*
Weighted-average common and common equivalent shares outstanding
Basic	61.5	63.0
Diluted(1)	62.0	63.0
Dividends declared per common share	$ 0.265	$ 0.225

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The dilutive impact of the Company’s PSUs, RSUs and stock options has been excluded from the calculation of diluted earnings (loss) per share for the three months ended October 31, 2024 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 8,745.9	$ 8,359.4	4.6%
Operating expenses	7,670.8	7,325.9	4.7%
Selling, general and administrative expenses	697.4	765.3	(8.9) %
Restructuring and related expenses	13.4	—	NM*
Amortization of intangible assets	52.5	56.1	(6.4) %
Operating profit	311.7	212.0	47.0%
Income from unconsolidated affiliates	4.6	6.5	(29.3) %
Interest expense	(96.4)	(85.0)	(13.4) %
Income before income taxes	219.9	133.6	64.6%
Income tax provision	(57.6)	(52.2)	(10.2) %
Net income	162.4	81.4	99.6%
Net income per common share
Basic	$ 2.61	$ 1.29	NM*
Diluted	$ 2.59	$ 1.28	NM*
Weighted-average common and common equivalent shares outstanding
Basic	62.3	63.2
Diluted	62.7	63.6
Dividends declared per common share	$ 1.060	$ 0.900

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2025	2024
Net cash provided by operating activities	$ 133.4	$ 30.3
Additions to property, plant and equipment	(20.7)	(14.8)
Purchase of businesses, net of cash acquired, and equity securities	(20.0)	—
Other	—	0.9
Net cash used in investing activities	$ (40.7)	$ (13.9)
Proceeds from issuance of share-based compensations awards, net	1.1	0.9
Repurchases of common stock, including excise taxes	(73.7)	(32.3)
Dividends paid	(16.2)	(14.1)
Borrowings from debt	437.5	422.0
Repayment of borrowings from debt	(401.0)	(425.1)
Changes in book cash overdrafts	(4.2)	11.1
Repayment of finance lease obligations	(1.1)	(1.1)
Net cash used in financing activities	$ (57.8)	$ (38.5)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.4

	Years Ended October 31,
(in millions)	2025	2024
Net cash provided by operating activities	$ 234.4	$ 226.7
Additions to property, plant and equipment	(79.3)	(59.4)
Purchase of businesses, net of cash acquired, and equity securities	(36.7)	(114.3)
Other	0.4	1.8
Net cash used in investing activities	$ (115.6)	$ (171.9)
Taxes withheld from issuance of share-based compensations awards, net	(7.4)	(7.0)
Repurchases of common stock, including excise taxes	(122.2)	(56.1)
Dividends paid	(65.6)	(56.5)
Deferred financing costs paid	(8.0)	—
Borrowings from debt	1,846.8	1,334.0
Repayment of borrowings from debt	(1,613.0)	(1,312.5)
Changes in book cash overdrafts	(47.2)	40.7
Repayment of finance lease obligations	(4.5)	(4.2)
Cash paid to settle the contingent consideration liability	(59.0)	—
Net cash used in financing activities	$ (80.2)	$ (61.5)
Effect of exchange rate changes on cash and cash equivalents	0.9	1.8

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$ 104.1	$ 64.6
Trade accounts receivable, net of allowances	1,471.1	1,384.1
Costs incurred in excess of amounts billed	193.7	162.1
Prepaid expenses	91.2	103.2
Other current assets	78.6	74.8
Total current assets	1,938.7	1,788.7
Other investments	48.6	30.8
Property, plant and equipment, net of accumulated depreciation	177.2	150.7
Right-of-use assets	95.1	101.2
Other intangible assets, net of accumulated amortization	243.2	282.4
Goodwill	2,591.1	2,575.9
Other noncurrent assets	175.5	167.5
Total assets	$ 5,269.5	$ 5,097.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt, net	$ 29.4	$ 31.6
Trade accounts payable	401.2	324.3
Accrued compensation	195.0	295.6
Accrued taxes—other than income	48.1	56.2
Deferred revenue	74.7	63.7
Insurance claims	200.8	197.5
Income taxes payable	4.0	4.8
Current portion of lease liabilities	28.2	26.6
Other accrued liabilities	324.1	348.2
Total current liabilities	1,305.7	1,348.4
Long-term debt, net	1,537.1	1,302.2
Long-term lease liabilities	83.7	92.0
Deferred income tax liability, net	39.9	60.2
Noncurrent insurance claims	459.3	421.8
Other noncurrent liabilities	54.3	86.8
Noncurrent income taxes payable	3.9	3.8
Total liabilities	3,483.8	3,315.2
Total stockholders’ equity	1,785.6	1,781.9
Total liabilities and stockholders’ equity	$ 5,269.5	$ 5,097.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended October 31,
($ in millions)	2025	2024	Increase/(Decrease)
Revenues
Business & Industry	$ 1,048.8	$ 1,025.7	2.3%
Manufacturing & Distribution	417.4	387.7	7.7%
Aviation	296.7	276.5	7.3%
Education	233.7	230.0	1.6%
Technical Solutions	298.7	257.4	16.0%
Total revenues	$ 2,295.3	$ 2,177.3	5.4%
Operating profit
Business & Industry	80.6	72.0	12.0%
Manufacturing & Distribution	35.8	40.4	(11.3) %
Aviation	16.8	18.6	(9.8) %
Education	18.8	13.1	43.8%
Technical Solutions	37.1	28.0	32.2%
Segment operating profit	189.1	172.1	9.9%
Segment operating margin	8.2%	7.9%
Corporate(1)(2)	(118.7)	(148.1)	19.9%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.2)	(1.8)	31.7%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.7)	(2.8)	74.1%
Total operating profit	68.4	19.2	NM*
Income from unconsolidated affiliates	1.2	1.8	(31.7) %
Interest expense	(24.3)	(21.8)	(11.2) %
Income (loss) before income taxes	45.3	(0.8)	NM*
Income tax provision	(10.5)	(10.9)	3.6%
Net income (loss)	$ 34.8	$ (11.7)	NM*

(1) The three months ended October 31, 2025, includes a $1.6 million fair value adjustment to decrease the contingent consideration related to the RavenVolt Acquisition. The three months ended October 31, 2024, includes a $59.7 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition.

(2) The three months ended October 31, 2025 and October 31, 2024, include a $22.2 million and a $2.4 million negative impact of prior year self-insurance adjustments, respectively.
* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2025	2024	Increase/(Decrease)
Revenues
Business & Industry	$ 4,126.0	$ 4,059.1	1.6%
Manufacturing & Distribution	1,618.6	1,554.3	4.1%
Aviation	1,118.7	1,032.6	8.3%
Education	922.0	904.0	2.0%
Technical Solutions	960.6	809.3	18.7%
Total revenues	$ 8,745.9	$ 8,359.4	4.6%
Operating profit
Business & Industry	$ 316.9	$ 307.0	3.2%
Manufacturing & Distribution	151.4	166.3	(8.9) %
Aviation	65.2	59.1	10.3%
Education	67.7	55.3	22.2%
Technical Solutions	86.5	69.4	24.6%
Segment operating profit	687.6	657.2	4.6%
Segment operating margin	7.9%	7.9%
Corporate(1)(2)	(370.5)	(433.1)	14.5%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(4.6)	(6.5)	29.3%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.8)	(5.5)	84.9%
Total operating profit	311.7	212.0	47.0%
Income from unconsolidated affiliates	4.6	6.5	(29.3) %
Interest expense	(96.4)	(85.0)	(13.4) %
Income before income taxes	219.9	133.6	64.6%
Income tax provision	(57.6)	(52.2)	(10.2) %
Net income	$ 162.4	$ 81.4	99.6%

(1) The year ended October 31, 2025, includes a $1.6 million fair value adjustment to decrease the contingent consideration related to the RavenVolt Acquisition. The year ended October 31, 2024, includes a $95.7 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition.

(2) The years ended October 31, 2025 and October 31, 2024 include a $23.3 million and a $20.3 million negative impact of prior year self-insurance adjustments, respectively.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2025	2024	2025	2024
Reconciliation of Net Income (loss) to Adjusted Net Income
Net income (loss)	$ 34.8	$ (11.7)	$ 162.4	$ 81.4
Items impacting comparability(a)(b)
Restructuring and related(c)	13.1	—	13.4	—
Legal costs and other settlements	—	3.7	2.5	3.9
Acquisition and integration related costs(d)	6.3	3.8	17.7	11.4
Transformation initiative costs(e)	9.8	10.1	39.9	37.9
Change in fair value of contingent consideration(f)	(1.6)	59.7	(1.6)	95.7
Employee Retention Credit(g)	—	—	(1.2)	—
Other(h)	0.2	0.3	4.0	3.8
Total items impacting comparability	27.9	77.5	74.7	152.6
Income tax benefit(i) (j)	(8.0)	(10.0)	(21.3)	(21.3)
Items impacting comparability, net of taxes	19.9	67.5	53.4	131.3
Adjusted net income	$ 54.7	$ 55.8	$ 215.8	$ 212.6

	Three Months Ended October 31,		Years Ended October 31,
	2025	2024	2025	2024
Reconciliation of Net Income (loss) to Adjusted EBITDA
Net income (loss)	$ 34.8	$ (11.7)	$ 162.4	$ 81.4
Items impacting comparability	27.9	77.5	74.7	152.6
Income tax provision	10.5	10.9	57.6	52.2
Interest expense	24.3	21.8	96.4	85.0
Depreciation and amortization	26.7	27.0	105.6	106.6
Adjusted EBITDA	$ 124.2	$ 125.6	$ 496.6	$ 477.7

Net income (loss) margin as a % of revenues	1.5%	(0.5) %	1.9%	1.0%

	Three Months Ended October 31,		Years Ended October 31,
	2025	2024	2025	2024
Revenues Excluding Management Reimbursement
Revenues	$ 2,295.3	$ 2,177.3	$ 8,745.9	$ 8,359.4
Management reimbursement	(86.9)	(81.6)	(342.1)	(318.2)
Revenues excluding management reimbursement	$ 2,208.5	$ 2,095.8	$ 8,403.8	$ 8,041.2

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	5.6%	6.0%	5.9%	5.9%

	Three Months Ended October 31,		Years Ended October 31,
	2025	2024	2025	2024
Reconciliation of Net Income (loss) per Diluted Share to Adjusted Net Income per Diluted Share
Net income (loss) per diluted share	$ 0.56	$ (0.19)	$ 2.59	$ 1.28
Items impacting comparability, net of taxes	0.32	1.07	0.85	2.06
Adjusted Net Income per diluted share	$ 0.88	$ 0.88	$ 3.44	$ 3.34

	Three Months Ended October 31,		Years Ended October 31,
	2025	2024	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$ 133.4	$ 30.3	$ 234.4	$ 226.7
Additions to property, plant and equipment	(20.7)	(14.8)	(79.3)	(59.4)
Free Cash Flow	$ 112.7	$ 15.5	$ 155.1	$ 167.3

(a) The Company adjusts net income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures—including adjusted net income, adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin—to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to our fourth quarter 2025 results and retroactively to all presented periods to ensure comparability.

(c) Represents costs associated with restructuring program to further streamline our operations and improve the efficiency of our support functions.

(d) Represents acquisition and integration related costs primarily associated with recent acquisitions.

(e) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(g) Represents Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

(h) The year ended October 31, 2025 includes a parking tax audit settlement related to prior years. The year ended October 31, 2024 includes severance costs related to the permanent elimination of the role of Executive Vice President, Chief Strategy & Transformation Officer.

(i) The Company's tax impact is calculated using the federal and state statutory rate of 27.72% for FY2025 and 28.11% for FY 2024. For purposes of calculating the tax impact, the change in the fair value of the contingent consideration related to RavenVolt acquisition is deemed to be a non-taxable item.

We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(j) The Company’s tax impact also includes the following discrete items:

•
For the three months ended October 31, 2024
◦
$4.9 million prior year tax benefit related to our Puerto Rico operations
•
For the year ended October 31, 2024
◦
$4.9 million prior year tax benefit related to our Puerto Rico operations
◦
$0.4 million benefit for uncertain tax positions with expiring statues